Exhibit 99.1

CoreSite Realty Corporation Announces Redemption of 7.25% Series A Cumulative Redeemable Preferred Stock

Denver, CO — October 16, 2017 — CoreSite Realty Corporation (NYSE: COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced that it intends to redeem all 4,600,000 outstanding shares of its 7.25% Series A Cumulative Redeemable Preferred Stock (CUSIP: 21870Q 204) (the “Series A Preferred Stock”).

The redemption date will be December 12, 2017 (the “Redemption Date”). The Series A Preferred Stock will be redeemed for $25.00 per share, plus all accrued and unpaid dividends to, but not including, the redemption date in an amount equal to $0.292014 per share, for a total payment of $25.292014 per share (the “Redemption Price”), which will be payable in cash, without interest, on the Redemption Date. After the Redemption Date, Series A Preferred Stock will no longer be outstanding and all of the rights of the holders of Series A Preferred Stock will terminate, except the right to receive the Redemption Price. In addition, because all of the issued and outstanding shares of Series A Preferred Stock are being redeemed, the Series A Preferred Stock will no longer trade on the New York Stock Exchange after the Redemption Date. The Series A Preferred Stock currently trades on the New York Stock Exchange under the symbol “COR.PRA”.

The notice of redemption and related materials are being mailed to holders of record of Series A Preferred Stock as of October 16, 2017. As specified in the notice of redemption, payment of the applicable Redemption Price on the Redemption Date will be made only upon presentation and surrender of the certificates representing the Series A Preferred Stock, if any, to American Stock Transfer & Trust Company, LLC, as redemption agent (the “Redemption Agent”). Series A Preferred Stock held through The Depository Trust Company will be redeemed in accordance with the applicable procedures of The Depository Trust Company.

Questions regarding the redemption of the Series A Preferred Stock may be directed to the Redemption Agent at:

American Stock Transfer & Trust Company, LLC

Operations Center

6201 15th Avenue

Brooklyn, New York 11219

Attention: Reorganization Department

Tel.: (800) 937-5449

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,200 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 430+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual outcomes and results to differ significantly from those expressed in any forward-looking statement, including statements relating to the timing and consummation of the redemption of the Series A Preferred Stock. These risks include, without limitation: the geographic concentration of CoreSite’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; CoreSite’s failure to obtain necessary outside financing; CoreSite’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect CoreSite’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, CoreSite disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause CoreSite’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in CoreSite’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by CoreSite from time to time with the Securities and Exchange Commission.

CoreSite Realty Corporation

Greer Aviv, 303-405-1012

Vice President of Investor Relations and Corporate Communications

Greer.Aviv@CoreSite.com